LML PAYMENT SYSTEMS

NEWS RELEASE
Exhibit 20.3

FIFTH UNITED STATES PATENT ADDRESSING
ELECTRONIFICATION OF CHECKS ISSUED TO LML

VANCOUVER, BC, May 2, 2003 - LML Payment Systems Inc. (the "Corporation") (NASDAQ: LMLP) is pleased to announce its subsidiary LML Patent Corp. has received notification from the United States Patent and Trademark Office that patent application serial no. 10/096,019 has been approved, resulting in the issuance of United States Patent No. 6,547,129. The new patent addresses electronic check processing and relates to existing United States Patent Nos. 5,484,988, 6,164,528, 6,283,366 and 6,354,491 all of which are owned by the Corporation's subsidiary, LML Patent Corp., and all of which address electronic check transactions.

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing check processing solutions including electronic check authorization, electronic check conversion (ECC) and primary and secondary check collection including electronic check re-presentment (RCK) to national, regional and local retailers. We also provide selective routing of debit, credit and EBT transactions to third party processors and banks for authorization and settlement. The Corporation's intellectual property estate, owned by subsidiary LML Patent Corp, includes U.S. Patent No. 6,547,129, No. 6,354,491, No. 6,283,366, No. 6,164,528 and No. 5,484,988 all of which relate to electronic check processing methods and systems.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

CONTACTS:
Patrick H. Gaines	Investor Relations
President and CEO	(800) 888-2260
(604) 689-4440

LML PAYMENT SYSTEMS INC. Suite 1680 - 1140 West Pender St Vancouver BC V6E 4G1
TEL 604.689.4440 FAX 604.689.4413 www.lmlpayment.com